Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

CuriosityStream Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share (1)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(4)
Fees to Be Paid	Equity	Common Stock, $0.0001 par value per share
	Equity	Preferred Stock, $0.0001 par value per share
	Debt	Debt Securities
	Other	Warrants
	Other	Units(2)
	Unallocated (Universal) Shelf		457(o)	(1)	(3)	$100,000,000	$92.70 per $1,000,000	$9,270.00 (4)
Fees Previously Paid

	Total Offering Amounts					$100,000,000		$9,270.00

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$9,270.00

(1)	There are being registered hereunder such indeterminate number of shares of common stock, preferred stock, debt securities, warrants, and units, and such indeterminate number of shares of common stock, preferred stock, debt securities, warrants, and units as may be issuable upon conversion, redemption, repurchase, exchange or exercise of any securities registered hereunder, including under any applicable anti-dilution provisions, that may be issued by the registrant at various times and at indeterminate prices, which together shall have an aggregate initial offering price not to exceed $100,000,000. Any securities registered hereunder may be sold separately or as units with the other securities registered hereunder. The proposed maximum offering price per unit will be determined, from time to time, by the registrant in connection with the issuance by the registrant of the securities registered hereunder.

(2)	Each unit will be issued under a unit agreement and will represent an interest in two or more securities listed above, which may or may not be separable from one another.

(3)	The aggregate maximum offering price of all securities issued pursuant to this registration statement will not exceed $100,000,000.

(4)	Calculated pursuant to Rule 457(o) under the Securities Act of 1933, as amended, based on the proposed maximum aggregate offering price of all securities listed.